Exhibit 99.B(m)(5)(iii)

October 31, 2008

ING Series Fund, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Waiver of Fee Payable under the Amended and Restated Shareholder Services Plan for the Class O Shares

Ladies and Gentlemen:

By this letter dated October 31, 2008, we have agreed to waive the service fee payable to us under the Amended and Restated Shareholder Services Plan for Class O Shares of ING U.S. Government Money Market Fund (the “Fund”), a series of ING Series Fund, Inc., of 0.25% of the average daily net assets attributable to Class O Shares of the Fund for the period from October 31, 2008 through and including August 1, 2010.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Funds Distributor, LLC

Agreed and Accepted:

ING Series Fund, Inc.

(on behalf of ING U.S. Government Money Market Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

AMENDED SCHEDULE 1

with respect to the

SHAREHOLDER SERVICES PLAN

for

ING SERIES FUND, INC.

CLASS O SHARES

Series	Maximum Service Fees
(as a percentage of average daily net assets)

ING Balanced Fund	0.25%

ING Global Science and Technology Fund	0.25%

ING Growth Fund	0.25%

ING Growth and Income Fund	0.25%

ING Index Plus LargeCap Fund	0.25%

ING Index Plus MidCap Fund	0.25%

ING Index Plus SmallCap Fund	0.25%

ING International Equity Fund	0.25%

ING Money Market Fund	0.25%

ING Small Company Fund	0.25%

ING Strategic Allocation Conservative Fund	0.25%

ING Strategic Allocation Growth Fund	0.25%

ING Strategic Allocation Moderate Fund	0.25%

ING U.S. Government Money Market Fund	0.25%